The Board of Directors and Stockholders
TeleBanc Financial Corporation:

We have audited the accompanying consolidated statement of operations, changes in stockholders' equity, and cash flows of TeleBanc Financial Corporation and subsidiary for the year ended December 31, 1994. These consolidated financial statements are the responsibility of TeleBanc Financial Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the results of TeleBanc Financial Corporation and subsidiary's operations and their cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick

Washington, D.C.
February 24, 1995